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EXHIBIT 10.1

February 5, 2004

Mr. Robert Dennis
3065 South 975 East
Zionsville, Indiana 46077

Dear Bob:

Contingent upon completion of the proposed merger of Hat World Corporation with a subsidiary of GENESCO Inc. ("GENESCO"), I am pleased to confirm the offer of employment as Chief Executive Officer of Hat World Corporation, a wholly owned subsidiary of GENESCO ("Hat World" or the "Company").

1. BASE SALARY - Your base salary will be at the rate of $25,000 per month effective on the date that you assume your duties. This offer is not for a specific term and your employment will be subject to termination by you or the Company as hereinafter provided.

2. INCENTIVE COMPENSATION - You will be eligible to participate in GENESCO's Economic Value Added Incentive Plan (EVA) with a target award of $150,000 for the fiscal year ending January 29, 2005. You will have the opportunity to earn unlimited multiples of your target award based upon annual EVA improvement. The amount of and conditions for earning each cash award shall be determined under the provisions of the GENESCO EVA Incentive Compensation Plan applicable to that fiscal year. GENESCO has no present intention to make any substantial change in the plan for the fiscal year ending January 29, 2005, or any subsequent fiscal year, but any change, substantial or otherwise, that may be made would apply to you and all other participants similarly situated.

3. STOCK OPTIONS - You will be granted stock options to purchase 40,000 shares of GENESCO's common stock under GENESCO's 1996 Stock Incentive Plan pursuant to a grant letter in substantially the form attached. The effective date of the grant will be the effective date of your employment by the Company; the exercise price will be the closing price of GENESCO's common stock on the New York Stock Exchange on the grant date.

4. BENEFITS - You will be entitled to participate in employee benefit plans that are currently generally available to management employees of Hat World. It is the intention of the Company to convert all existing Hat World benefits such as medical insurance, life insurance, retirement plan and 401(k) Plan (S.T.E.P.) to the existing GENESCO plans. At such time as such conversion takes effect, you will be eligible for participation in those plans and the Hat World plans will be discontinued. The Company will pay your country club fees and expenses at their current levels and pay you a $700 per month car allowance through and including April 30, 2005.

5. CONTRACTUAL RESTRICTIONS - Your employment by the Company is based upon your representation that your employment and the performance of your duties on behalf of the Company will not violate or constitute a breach of any contractual restrictions binding upon you. It is not the Company's intent for you to violate any agreements with previous employers.

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6.    CONDITIONS OF EMPLOYMENT - All management employees are subject to certain conditions of employment. Such conditions include the execution and delivery of GENESCO's Intellectual Property Agreement and acceptance of and adherence to the terms and conditions of the Company, or its parent company's, Policy on Legal Compliance and Ethical Business Practices, as well as automatic payroll deposit authorization. A copy of the Intellectual Property Agreement is enclosed for your review and you will be receiving a copy of the Company's Policy on Legal Compliance and Ethical Business Practices in the mail. It will also be necessary for you to provide proof of employment eligibility as required under the Immigration Reform and Control Act of 1986.

7. TERMINATION AND RESIGNATION. The Company shall have the right to terminate your employment hereunder at any time and for any reason or no reason at all. Upon any termination by the Company, you will be entitled to receive from the Company payment of the amount determined pursuant to the applicable subparagraph of Paragraph 8 below. You will also have the right to terminate your employment hereunder at any time by resignation, and you will be entitled to receive from the Company prompt payment of the amount determined pursuant to the applicable subparagraph of Paragraph 8 below.

8.    PAYMENTS UPON TERMINATION AND RESIGNATION.

      8.1 PAYMENTS UPON TERMINATION FOR CAUSE, DEATH, DISABILITY OR VOLUNTARY RESIGNATION WITHOUT GOOD REASON. If (a) the Company at any time terminates your employment for Cause or (b) you voluntarily resign other than for Good Reason, then in each case, you will be entitled to receive only your Base Salary and any other accrued benefits due you on a pro rata basis and reimbursement of expenses to the date of termination. If you die or become disabled (being defined as your inability to perform your normal employment duties for a consecutive six (6) month period during the term of this Agreement because of either physical or mental incapacity) you will be entitled to receive only your Base Salary, your EVA award and unpaid Bonus Bank, and any other accrued benefits due you on a pro rata basis and reimbursement of expenses to the date of termination. For purposes of this Paragraph 8.1, "pro rata" shall mean the product of your annual Base Salary or any incentive bonus compensation (if applicable) that would have been payable had your employment not terminated multiplied by a fraction the denominator of which is 365 and the numerator of which is the number of days during the calendar year that have passed through the date of the termination of your employment.

      8.2 PAYMENTS UPON TERMINATION WITHOUT CAUSE OR RESIGNATION. If the Company terminates your employment without Cause or you voluntarily resign for Good Reason, then you will be entitled to receive severance pay as hereafter set forth:

            (a) If (i) your employment is terminated by the Company without Cause or (ii) you voluntarily resign for Good Reason, in each case during the first twelve (12) months following the effective date of this letter, you will receive severance pay equal to twenty-four (24) months at your Base Salary as set forth in paragraph 1 plus an amount equal to the EVA Award and unpaid Bonus Bank that would have been payable to you or your estate had your employment terminated due to your death, had you been actively employed as a participant under the EVA for at least 120 days during the Plan Year, had you not received severance pay and not been receiving severance pay at the end of the Plan Year and had the provision of the EVA with respect to payments due on death been the same as they were on February 4, 2004, provided that you execute and deliver to the Company a Severance Agreement and General Release of Claims, in the form to be provided by the Company. You shall also receive any other accrued benefits due you on a pro rata basis and reimbursement of expenses to the date of termination.

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            (b) If (i) your employment is terminated by the Company without
      Cause or (ii) you voluntarily resign for Good Reason, in each case after twelve (12) months from the date of this letter but less than twenty-four
      (24) months after such date, you will receive severance pay equal to twelve (12) months at your Base Salary plus an amount equal to the EVA Award and unpaid Bonus Bank that would have been payable to you or your estate had your employment terminated due to your death, had you been actively employed as a participant under the EVA for at least 120 days during the Plan Year, had you not received severance pay and not been receiving severance pay at the end of the Plan Year and had the provisions of the EVA with respect to payments due on death been the same as they were on February 4, 2004 upon execution and delivery of the Severance Agreement and General Release. You shall also receive any other accrued benefits due you on a pro rata basis and reimbursement of expenses to the date of termination.

            (c) If (i) your employment is terminated by the Company without Cause or (ii) you voluntarily resign for Good Reason, in each case after twenty-four (24) months from the date of this letter, you will be entitled to severance benefits in accordance with the GENESCO Severance Pay Plan for Monthly-Paid Salaried Employees plus an amount equal to the EVA Award and unpaid Bonus Bank that would have been payable to you or your estate had your employment terminated due to your death, had you been actively employed as a participant under the EVA for at least 120 days during the Plan Year, had you not received severance pay and not been receiving severance pay at the end of the Plan Year and had the provisions of the EVA with respect to payments due on death been the same as they were on February 4, 2004. You shall also receive any other accrued benefits due you on a pro rata basis and reimbursement of expenses to the date of termination.

      8.3 DEFINITION OF "CAUSE". Termination by the Company of your employment for "Cause" shall mean termination due to (a) the conviction of a felony or a crime involving moral turpitude or the commission of any other act or omission involving fraud with respect to the Company or any of its Subsidiaries or affiliates or any of their customers or suppliers, (b) conduct tending to bring the Company or any of its subsidiaries or affiliates into substantial public disgrace or disrepute, or (c) repeated willful failure to substantially perform any of the significant duties of the office held by you as reasonably directed by the Chief Executive Officer of GENESCO or the Board of Directors of the Company (other than a failure resulting from incapacity due to physical or mental illness).

      8.4 DEFINITION OF "GOOD REASON". Termination by you of your employment for "Good Reason" shall mean any of the following:

            (a) the breach by the Company of any material term hereof, which breach continues uncured for thirty (30) days after written notice to the Company identifying such breach with reasonable specificity;

            (b) any material diminution, without your express written consent, of your Base Salary, EVA target award, or other material item of compensation;

            (c) any material diminution, without your express written consent, of your position, duties or responsibilities as Chief Executive Officer of Hat World; or

            (d) any relocation of Hat World's headquarters or executive offices or your office to a location that is more than thirty (30) miles from 8142 Woodland Drive, Indianapolis, Indiana.

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      8.5 EXCISE TAX GROSS-UP PAYMENT. In the event that any payment or the value of any benefit, or any portion thereof, received or to be received by you (other than any amount paid to you pursuant to this Paragraph 8.5 (collectively, "Payments") will make you liable for payment of the excise tax (the "Excise Tax") provided for under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the Company or the acquiring or successor entity of the Company shall pay to you within ninety (90) days of the date you become subject to the Excise Tax, an additional amount (the "Excise Tax Gross-Up Payment") such that the net after-tax amount retained by you, after deduction of
(X) any Excise Tax on the Payments, and (Y) any federal, state, local or foreign income, employment or other tax and Excise Tax upon any payment provided for by this Paragraph 8.5, shall be equal to the Payments, reduced by the amount of your United States federal, state or local income or employment tax liability calculated as if the Payments were not subject to the Excise Tax. Under no circumstances shall the terms of this paragraph 8.5 be construed to alter the timing, form, or any other provisions of the Payments.

9. RESTRICTIVE COVENANTS.

      9.1 COVENANTS AGAINST COMPETITION. You acknowledge that (a) the business of the Company is the operation of retail stores specializing in the sale of specialty headwear and that the business of the Company and its affiliates will change from time to time as the Company and/or its affiliates expand their scope of services, expand their product lines or acquire additional affiliates (all of which are referred to collectively as the "Company Business"); and (b) that your work relating to Company Business will bring you into close contact with many confidential matters not readily available to the public.

      9.2 NON-COMPETE. During the term of this Agreement and for a period of twenty-four (24) months following the termination of your employment with the Company (the "Restricted Period"), you must agree that you will not, without the express approval of the Board of Directors of the Company and the Chief Executive Officer of GENESCO, in any state in the United States or in any foreign country where the Company conducts Company Business, engage in any business directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity, if such business is competitive with the Company Business or if such business engages in the operation of retail stores that receive, or reasonably expect to receive, not less than fifty percent (50%) of their sales revenues from the sale of footwear; provided, however, that you may own, directly or indirectly, solely as an investment, securities of any entity if you are not a controlling person with respect to such entity and (b) do not, directly or indirectly, own five percent or more of any class of the securities of such entity.

      9.3 TRADE SECRETS; CONFIDENTIAL INFORMATION. You also covenant and agree that at all times during and after the Restricted Period, you shall keep secret and not disclose to others or appropriate to your own use or the use of others any trade secrets, or secret or confidential information or knowledge pertaining to Company Business or the affairs of GENESCO, the Company or their respective affiliates, including without limitation trade know-how, trade secrets, consultant contracts, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, technical processes, designs and design projects, inventions and research projects. Information shall not be deemed confidential or secret for purposes of this Agreement if it is generally known in the industry.

      9.4 EMPLOYEES OF THE COMPANY OR ITS AFFILIATES. During the Restricted Period, you will not directly or indirectly hire away or solicit to hire away from GENESCO, the Company or their respective affiliates any employee of the Company or its affiliates.

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      9.5 RIGHTS AND REMEDIES UPON BREACH. If you should breach, or threaten to commit a breach of, any of the provisions of Paragraphs 9.1 through 9.4 (collectively, the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company: (a) the right and remedy to have any of the Restrictive Covenants specifically enforced by any court having jurisdiction, it being hereby acknowledged and agreed by Employee that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and (b) the right and remedy to require you to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by you as a result of any transactions constituting a breach of any of the Restrictive Covenants, and you shall account for and pay over such benefits to the Company.

      9.6 SEVERABILITY OF RESTRICTIVE COVENANTS. If it is determined by any court of competent jurisdiction that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision, the geographical area covered thereby, or any other determination of unreasonableness of the provision, the court making such determination shall have the power to reduce the duration, area or scope of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

10. ENTIRE OFFER OF EMPLOYMENT - This letter sets forth the Company's entire offer of employment and supersedes all prior communications, both written and verbal, with respect thereto. This letter shall not be construed to limit in any way the Company's right to terminate your employment at any time with or without Cause. Your employment with the Company will be on an "at will" basis. The compensation, benefits, and perquisites provided to you pursuant to this letter shall be subject to any withholdings and deductions and other matters required by any applicable tax laws.

Please confirm your receipt and acceptance of this offer by signing and returning the enclosed copy of this letter not later than simultaneously with the signing of the Agreement and Plan of Merger among GENESCO Inc., HWC Merger Sub, Inc. and Hat World Corporation. The offer will expire if your employment is not effective by the close of business on April 30, 2004, and neither party shall have any further obligation hereunder. By accepting the terms of employment set forth in this letter, you are acknowledging, and agree that, effective on the closing date of the transaction contemplated by that Agreement and Plan of Merger, the contract of employment between you and the Company dated April 1, 2001 will be void, and of no further effect, and that you will not be entitled to receive any benefits from the Company or GENESCO under that agreement; provided, however, that your unpaid bonuses for 2003 and 2004 (partial year) shall remain due and payable.

Sincerely,

/s/ Hal N. Pennington

Enclosed:     Intellectual Property Agreement
              Form of Stock Option Grant Letter

ACCEPTED:

/s/ Robert J. Dennis                        February 5, 2004

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                                  GENESCO INC.
                                  STOCK OPTION

                                   [Date TBD]

Pursuant to the terms and conditions of the Company's 1996 Stock Incentive Plan, as amended (the "Plan"), you have been granted a non-transferable stock option (the "Option") to purchase 40,000 shares of stock as outlined below:

            Granted to:   Robert Dennis

            Grant Date:   TBD [Effective Date of your employment]

       Options Granted:   40,000

Option Price per Share:   $ TBD, payable in cash [closing price of GENESCO's
                          common stock on the NYSE on the grant date]

       Expiration Date:   TBD [10 years from Grant Date]
                          (or earlier, as provided in Section 5 of the Plan)

      Vesting Schedule:   4 equal annual increments on anniversary of Grant Date

By your signature below, you acknowledge that the Option is subject to all the terms and conditions of the Plan. You further acknowledge receipt of a copy of the Plan and agree to conform to all of the terms and conditions of the Option and the Plan. Finally, you acknowledge and agree that the grant of the Option is not a guarantee of continued employment and that this document does not constitute a contract of employment or alter your status as an employee at will or the terms of the offer of employment dated February 5, 2004.

Signature: _____________________________      Date:_____________________________
                Robert Dennis

Note: The allocation between incentive and non-qualified options and the specific vesting schedule with respect to each will be determined pursuant to the terms of the Plan, based on the Option Price per Share.

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